Independent Auditors' Consent




To the Shareholders and Board of Directors of Smith Barney Adjustable Rate Government Income Fund:

We consent to the use of our report dated July 24, 1996, for the Smith Barney Adjustable Rate Government Income Fund incorporated herein by reference and to the references to our Firm under the heading "Financial Highlights" in the Supplement dated April 14, 1997 to the Prospectus dated September 30, 1996.


	KPMG Peat Marwick LLP


New York, New York
March 14, 1997